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                                                                    Exhibit 23.1


           Report of Independent Registered Public Accounting Firm On
                              Schedule and Consent



The Board of Directors
Synetics Solutions Inc.:

The audits referred to in our report dated April 28, 2004, except as to Note 11, which is as of June 15, 2004, included the related financial statement schedule for each of the years in the three-year period ended February 29, 2004, included in the registration statement. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We consent to the use of our reports included herein and to the reference to our firm under the headings "Selected Financial Data" and "Experts" in the prospectus.

/s/ KPMG LLP

Portland, Oregon
June 23, 2004